6/16/2005 12:00:20 PM ET                                    News Release Index
PracticeXpert Obtains New $1 Million Credit Facility
LOS ANGELES, Jun 16, 2005 (PRIMEZONE via COMTEX)

PracticeXpert, Inc. (OTCBB:PXPT) today announced that it has obtained a new $1 million credit facility from Meridian Commercial Healthcare Finance ("MHF").


Under the terms of the credit facility, the company may draw up to $1 million against current accounts receivable outstanding, and certain other conditions as provided for by the lender. The credit facility has a term of three years.


MHF, founded in 1997, is a leading source of operating, expansion and acquisition capital for small and middle-market healthcare service and manufacturing companies throughout the U.S. MHF, a direct lender, provides revolving lines of credit ranging from $500,000 to $5,000,000. MHF has offices in San Diego (HQ), Dallas, Atlanta and New York. MHF's website is www.meridianchf.com.


MHF Managing Principals James R. Irwin, Jr. and C. L. Turner, III commented, "We are excited about PracticeXpert's growth prospects, and are pleased to announce a formal lending relationship with the company."


Commenting on the new facility, Michael Manahan, chief financial officer of PracticeXpert, stated, "This credit facility allows us to utilize resources tied up in accounts receivable and provides additional working capital which, among other things, helps us accommodate the fluctuations in cash inflows and outflows that occur in the normal course of business and ultimately fosters growth. Meridian has indicated to us they would be willing to expand this facility, as our business grows.


"In addition, this credit facility is of strategic importance to us. Meridian specializes in providing financing to physicians and other health services organizations. We believe that many of Meridian's clients could benefit from our products and services, and we look forward to working with Meridian to assist them in helping their customers."


About PracticeXpert, Inc.


PracticeXpert provides turn-key practice management services and technology solutions to medical practitioners that improve operational efficiencies and enhance cash flow. PracticeXpert offerings include medical billing, accounts receivable management, practice management, transcription, consulting, seminars, practice management software, electronic medical records software and related services. PracticeXpert bundles its technology applications with its billing and other practice management services to provide a complete and integrated solution to its physician customers. To find out more about PracticeXpert, Inc. (OTCBB:PXPT), visit our website at www.practicexpert.com.


Note: Any statements released by PracticeXpert, Inc. that are forward- looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act. Editors and investors are cautioned that forward-looking statements invoke risk and uncertainties that may affect the Company's business prospects and performances. These include economic, competitive, governmental, technological and other factors discussed in the statements and in the Company's filings with the Securities and Exchange Commission.


SOURCE: PracticeXpert, Inc.


PracticeXpert, Inc. Investor Relations: Michael Manahan, CFO (310) 815-3500 mike@pxpert.com Product and Trade Relations: Mohajer, Philpy & Hiles Louis Landon (310) 234-3200 llandon@mphpr.com

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